
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               JUN-30-1996
<CASH>                                          13,023
<SECURITIES>                                         0
<RECEIVABLES>                                1,808,880
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              39,199,611<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                (16,821,840)<F2>
<TOTAL-LIABILITY-AND-EQUITY>                39,199,611<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            16,861,931<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                            12,900,750
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                           2,054,743
<INCOME-PRETAX>                              1,906,438
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          1,906,438
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 1,906,438
<EPS-PRIMARY>                                    23.29<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include real estate held for sale of $31,281,279, net deferred expenses of $1,163,944, restricted cash of $4,487,680 and other assets of $444,805.
<F2>Represents partners' capital deficiency.
<F3>Liabilities include mortgage notes payable of $40,093,731, investments in unconsolidated partnerships of $7,821,340, due to affiliates of $3,858,329, minority interests of $1,620,667 and accounts payable and other liabilities of $2,627,384.
<F4>Total revenue includes hotel operating revenue of $16,757,265 and interest and other revenue of $104,666.
<F5>Represents net loss per Unit of limited partnership interest.

